EX-12

ALCO Stores, Inc.
Same-Store Sales and Gross Margin
(amounts in thousands except average basket and gross margin percentage)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	August 3, 2014	August 4, 2013	August 3, 2014	August 3, 2013

Sales	$105,850	$116,095	$205,910	$223,728
Customer transactions	4,331	4,712	8,349	8,998
Average basket	$24.44	$24.64	$24.66	$24.64

Gross Margin	$30,499	37,243	$59,846	$69,529
Gross margin percentage	28.8%	32.1%	29.1%	31.1%

(1)
Same-stores are those stores which were open at the end of the reporting period, had reached their fourteenth month of operation, and include store locations, if any, that had experienced a remodel, an expansion, or relocation.  Same-stores also include the Company’s transactional website.

(2)	Same-store results exclude the Company’s two fuel center locations.
(3)	Average basket is calculated by dividing sales by customer transactions.
(4)	Gross margin percentage is defined as sales less cost of sales, expressed as a percentage of sales.